Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Gryphon Digital Mining, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Gryphon Digital Mining, Inc. (the Company) as of December 31, 2022 and 2021, and the related statements of operations stockholders’ equity and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the two years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred a loss from operations and has an accumulated deficit that raise substantial doubt about the company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP
RBSM LLP

April 16, 2023, except for Note 10, as to which the date is September 6, 2023 and Note 1, Digital Assets, Revenue, and Cost of revenue is December 8, 2023

We have served as the Company’s auditor since 2020
Larkspur, CA
PCAOB ID 587

Gryphon Digital Mining, Inc.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31,

	2022	2021
Assets
Current assets
Cash and cash equivalents	$269,000	$916,000
Accounts receivable	470,000	120,000
Prepaid expense	85,000	84,000
Deposits – current portion	—	16,305,000
Marketable securities	235,000	—
Digital assets held for other parties	41,000	—
Digital asset	6,746,000	6,000
Total current assets	7,846,000	17,431,000

Mining equipment, net	34,368,000	21,149,000
Deposits, less current portion	60,000	60,000
Intangible assets	100,000	—
Total assets	$42,374,000	$38,640,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$2,993,000	$3,744,000
Obligation liability – digital assets held for other parties	41,000	—
Note payable – current portion	9,126,000	3,118,000
Total current liabilities	12,160,000	6,862,000
Note payable – long term	3,510,000	6,882,000
Interest payable – long term	—	431,000
Convertible debentures, net	—	5,408,000
Total liabilities	15,670,000	19,583,000

Stockholders’ equity
Preferred stock, par value $0.0001, 13,000,000 authorized and none-outstanding	—	—
Series seed preferred stock, par value $0.0001, 6,000,000 shares authorized, and 5,120,587 shares issued and outstanding, respectively	—	—
Series seed II preferred stock, par value $0.0001, 1,000,000 shares authorized and 266,795 issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 14,389,717 and 14,180,377 shares issued and outstanding, respectively	2,000	2,000
Additional paid-in capital	45,303,000	41,192,000
Subscription receivable	(25,000)	(25,000)
Accumulated deficit	(18,576,000)	(22,112,000)
Total stockholders’ equity	26,704,000	19,057,000
Total liabilities and stockholders’ equity	$42,374,000	$38,640,000

The accompanying notes are an integral part of these consolidated financial statements.

Gryphon Digital Mining, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2022	2021
Revenue	$21,723,000	$3,711,000

Operating expenses
Cost of revenues (excluding depreciation shown below)	12,196,000	871,000
General and administrative expenses	2,175,000	2,256,000
Stock-based compensation	3,285,000	20,132,000
Impairment of digital assets	8,704,000	712,000
Realized gain on disposition of digital assets	(609,000)	(344,000)
Depreciation expense	12,536,000	695,000
Total operating expenses	38,287,000	24,322,000
Loss from operations	(16,564,000)	(20,611,000)

Other income (expense)
Unrealized loss on marketable securities	(1,499,000)	—
Gain on extinguishment of debt	12,966,000	—
Loss on extinguishment of debt	(2,746,000)	—
Gain on termination of merger agreement	1,734,000	—
Change in fair value of notes payable	11,690,000	—
Other income	30,000	—
Interest income earned on digital assets	—	62,000
Interest expense	(1,111,000)	(770,000)
Amortization of debt discount	(788,000)	(791,000)
Total other income (expense)	20,276,000	(1,499,000)

Income (Loss) before provision for income taxes	3,712,000	(22,110,000)
Provision for income taxes	(176,000)	—
Net income (loss)	$3,536,000	$(22,110,000)

Net income (loss) per share, basic	$0.25	$(1.64)
Net income (loss) per share, diluted	$0.17	$(1.64)
Weighted average shares outstanding – basic	14,399,222	13,445,773
Weighted average shares outstanding – diluted	20,854,572	13,445,773

The accompanying notes are an integral part of these consolidated financial statements.

Gryphon Digital Mining, Inc.
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2022 and 2021

	Series Seed Preferred Stock		Series Seed II Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	—	$—	—	$—	9,550,000	$1,000	$18,000	$(4,000)	$(2,000)	$13,000
Additional capital contribution from original shareholders	—	—	—	—	161,250	—	16,000	—	—	16,000
Common stock issued to seed stage advisors for cash	—	—	—	—	1,162	—	3,000	—	—	3,000
Common stock issued to officers and directors for cash	—	—	—	—	5,325	—	13,000	(2,000)	—	11,000
Common stock repurchased	—	—	—	—	(1,300,000)	—	(1,000)	—	—	(1,000)
Common stock issued for compensation to seed stage advisors	—	—	—	—	696,262	—	1,671,000	—	—	1,671,000
Common stock issued for compensation to officers and directors	—	—	—	—	3,189,675	—	7,655,000	—	—	7,655,000
Common stocks issued in private placement for cash	—	—	—	—	5,593,097	1,000	15,889,000	(100,000)	—	15,790,000
Common stocks issued in private placement for digital assets	—	—	—	—	505,551	—	1,213,000	—	—	1,213,000
Common stocks issued for compensation	—	—	—	—	156,125	—	1,225,000	—	—	1,225,000
Series seed issued in exchange for common stock	4,995,469	—	—	—	(4,995,469)	—	—	—	—	—
Series seed preferred stock issued for cash	125,118	—	—	—	—	—	300,000	—	—	300,000
Series seed II preferred stock issued for cash	—	—	224,729	—	—	—	1,501,000	(28,000)	—	1,473,000
Series seed II issued for digital assets	—	—	24,102	—	—	—	161,000	(5,000)	—	156,000
Series seed II issued for compensation	—	—	17,964	—	—	—	164,000		—	164,000
Stock subscription received	—	—	—	—	—	—	—	114,000	—	114,000
Restricted common stock awards issued for compensation	—	—	—	—	603,649	—	5,382,000	—	—	5,382,000
Additional paid in capital for services contributed by the Company’s president	—	—	—	—	—	—	250,000	—	—	250,000
Restricted stock awards forfeited due to resignation of board member	—	—	—	—	(56,250)	—	—	—	—	—
Accretion of compensation cost due to modification of restricted stock units	—	—	—	—	—	—	233,000	—	—	233,000
Relative fair value of warrants issued with convertible notes	—	—	—	—	—	—	4,462,000	—	—	4,462,000
Fair value of warrants issued for compensation	—	—	—	—	—	—	1,036,000	—	—	1.036,000
Common stock issued for exercise of warrants for cash	—	—	—	—	70,000	—	1,000	—	—	1,000
Net loss	—	—	—	—	—	—	—	—	(22,110,000)	(22,110,000)
Balance as of December 31, 2021	5,120,587	$—	266,795	$—	14,180,377	$2,000	$41,192,000	$(25,000)	$(22,112,000)	$19,057,000

Gryphon Digital Mining, Inc.
Consolidated Statements of Changes in Stockholders’ Equity — (CONTINUED)
For the Years Ended December 31, 2022 and 2021

	Series Seed Preferred Stock		Series Seed II Preferred Stock		Common Stock		Additional Paid-in Capital	Subscription Receivable	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	5,120,587	$—	266,795	$—	14,180,377	$2,000	$41,192,000	$(25,000)	$(22,112,000)	$19,057,000
Common stock issued for compensation	—	—	—	—	—	—	1,467,000	—	—	1,467,000
Common stock issued for conversion of convertible debentures	—	—	—	—	43,689	—	277,000	—	—	277,000
Common stock issued for conversion of accrued interest on convertible debentures	—	—	—	—	4,191	—	41,000	—	—	41,000
Restricted common stock awards issued for compensation	—	—	—	—	136,460	—	2,056,000	—	—	2,056,000
Additional paid-in capital for services contributed by the Company’s president	—	—	—	—	—	—	252,000	—	—	252,000
Common stock issued for Board of Director	—	—	—	—	25,000	—	18,000	—	—	18,000
Net Income	—	—	—	—	—	—	—	—	3,536,000	3,536,000
Balance as of December 31, 2022	5,120,587	$—	266,795	$—	14,389,717	$2,000	$45,303,000	$(25,000)	$(18,576,000)	$26,704,000

The accompanying notes are an integral part of these consolidated financial statements.

Gryphon Digital Mining, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31,

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,536,000	$(22,110,000)
Adjustments to reconcile net income (loss) to cash used in operating activities
Impairment of digital assets	8,704,000	712,000
Interest earned on digital assets	—	(62,000)
Realized gain from disposition of digital assets	(609,000)	(344,000)
Digital assets used to pay operating expenses	—	100,000
Amortization of debt discount	788,000	791,000
Depreciation expense	12,536,000	695,000
Compensation cost related to common stock awards	2,873,000	1,225,000
Common stock issued for compensation to seed stage advisors	—	1,671,000
Common stock issued for compensation to officers and directors	—	7,655,000
Compensation cost related to restricted common stock awards	160,000	5,615,000
Compensation for services contributed by the Company’s president	252,000	250,000
Series seed II preferred stock issued for compensation	—	164,000
Fair value of warrants issued as compensation	—	1,036,000
Unrealized loss on marketable securities	1,499,000	—
Gain on termination of merger agreement	(1,734,000)	—
Gain on extinguishment of debt	(12,966,000)	—
Loss on extinguishment of debt	2,746,000	—
Change in fair value of notes payable	(11,690,000)	—
Interest expense	478,000	—
Digital asset revenue	(21,362,000)	(3,711,000)
Changes in operating assets and liabilities
Proceeds from the sale of digital assets	30,559,000	2,735,000
Accounts receivable	(1,089,000)	—
Prepaid expense	54,000	(26,000)
Accounts payable and accrued liabilities	(184,000)	4,281,000
Net cash provided by operating activities	14,551,000	677,000

CASH FLOWS FROM INVESTING ACTIVITIES
Deposit for purchase of mining equipment	(8,150,000)	(35,911,000)
Purchase of mining equipment	(846,000)	—
Custom fees paid for mining equipment	—	(483,000)
Refundable deposit	—	(60,000)
Purchase of carbon credits	—	(100,000)
Net cash used in investing activities	(8,996,000)	(36,554,000)

Gryphon Digital Mining, Inc.
Consolidated Statements of Cash Flows — (CONTINUED)
For the Years Ended December 31,

	2022	2021
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of notes payable	2,500,000	10,000,000
Payments for insurance payable	(37,000)	—
Proceeds from issuance of convertible debentures	—	9,079,000
Proceeds from collection of subscription receivable	—	109,000
Proceeds from issuance of common stock	—	15,804,000
Payment for convertible debentures	(8,665,000)	—
Payment for repurchase of common stock	—	(1,000)
Proceeds from additional capital contributions	—	16,000
Proceeds from the issuance of series seed preferred stock	—	1,473,000
Proceeds from issuance of series seed II preferred stock		300,000
Proceeds from warrant exercise	—	1,000
Net cash (used in) provided by financing activities	(6,202,000)	36,781,000

Net change in cash	(647,000)	904,000
Cash-beginning of period	916,000	12,000
Cash-end of period	$269,000	$916,000

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	839,000	$—
Cash paid for income taxes	—	$—

Non-Cash investing and financing activities:
Digital assets used for purchase of mining equipment	538,000	$—
Digital assets used as deposits for mining equipment	—	$1,655,000
Digital assets received for purchase of common stock and series seed II preferred stock	—	$1,374,000
Relative fair value of warrants issued with convertible notes	—	$4,462,000
Deposits reclassed upon receipt of mining equipment	—	$21,361,000
Cancellation of common stock subscription	—	$—
Proceeds from loan – digital assets	27,592,000	$—
Convertible debt conversion to equity	414,000	$—
Interest conversion to equity	41,000	$—
Digital assets used for principal and interest payment of notes payable	3,440,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

Gryphon Digital Mining, Inc. (formerly known as Ivy Crypto, Inc.) (the “Company”) was incorporated under the provisions and by the virtue of the provisions of the General Corporation Law of the State of Delaware on October 22, 2020, with the office located in Las Vegas, Nevada. The Company will operate a digital asset, (commonly referred to as cryptocurrency) mining operation using specialized computers equipped with application-specific integrated circuit (ASIC) chips (known as “miners”) to solve complex cryptographic algorithms in support of the Bitcoin blockchain (in a process known as “solving a block”) in exchange for cryptocurrency rewards (primarily Bitcoin).

On April 20, 2022, the Company formed a limited liability company named Gryphon Opco I LLC (“GOI”). GOI aims to engage in any activity for which limited liability companies may be organized in the State of Delaware.

Termination of Merger — Sphere 3D Corp.

On June 3, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Sphere 3D Corp. (“Sphere 3D”) Upon completion of the merger (the “Merger”), the Sphere 3D Corp. will change its name to Gryphon Digital Mining, Inc.

As consideration for the merger transaction, Sphere 3D will issue 111,000,000 shares of its common stock to the shareholders of the Company, such that on closing, the Sphere 3D shareholders will own approximately 23% of the consolidated company and the Company shareholders will own approximately the remaining 77% on a fully diluted basis, subject to adjustments for additional capital raises by either entity. As of the Merger Agreement, the Company had 21,282,593 shares of common stock and share equivalents. Each share, and share equivalent, will be converted into 5.22 shares of Sphere 3D common stock. As of the Merger Agreement, the value of a share of the Company’s common stock was approximately $8.50, for total consideration of approximately $181,000,000.

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Merger Agreement to give effect to the issuances by the Company of its equity securities subsequent to June 3, 2021. The parties agreed upon an increase in the number of Sphere 3D common shares that will be issued by Sphere 3D in the Merger from approximately 111,000,000 to approximately 122,000,000, with an effective exchange ratio of approximately 5.31. In addition, among other matters, the parties revised the termination provisions of the Merger Agreement to allow either party to terminate the Merger Agreement prior to March 31, 2022, upon a breach of the agreement by the other party following an opportunity to cure such breach, and to allow either party to terminate the Merger Agreement on or after March 31, 2022, for any reason or no reason by notice to the other party. In addition, upon termination, each party agreed to release the other party and its affiliates from any claims or proceedings such party shall have at the time of such termination against the other party existing by reason of, based upon, or arising out of the Merger Agreement.

On April 4, 2022, the Company and Sphere 3D mutually agreed to terminate their Merger Agreement announced on June 3, 2021, and as amended on December 29, 2021, due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors.

The companies will continue their relationship through the previously disclosed Master Services Agreement, enabling Sphere 3D to leverage the Company’s expertise in bitcoin mining and the Company to generate additional operating income by managing Sphere 3D’s mining machines.

Lastly, in accordance with the Amended Merger Agreement, the Company received 850,000 shares of Sphere 3D’s restricted common stock that were held in a third-party escrow account, and the existing indebtedness owed by the Company to Sphere 3D in the principal amount of $12,500,000 and accrued interest of $466,000 shall be forfeited.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Merger Agreement

On November 7, 2022, the Company entered a nonbinding letter of intent to enter into a reverse triangular merger with a publicly held entity. The Company issued and outstanding shares of common stock, on a fully diluted and converted basis, will be exchanged for approximately 92.5% of the post-closing, fully diluted and converted basis, ownership of the combined company (“Combined Company”). After the merger, the Combined Company’s board of directors shall constitute seven directors, of which the Company will appoint six of the directors. As of the issuance of these consolidated financial statements, the merger was not completed.

Reclassification

Certain reclassifications have been made to the 2021 consolidated financial statements in order to conform to the current period presentations. These classifications did not impact the net loss for the year ended December 31, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements include the accounts of the Company and its subsidiary from the date of inception (April 20, 2022).

Amendments to Certificate of Incorporation

On February 16, 2021, the Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name from “Ivy Crypto, Inc.” to “Gryphon Digital Mining, Inc.”.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate the continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the ordinary course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Since the Company began revenue generation in September 2021, management has financed the Company’s operations through equity and debt financing and the sale of the digital assets earned through mining operations.

The Company may incur additional losses from operations and negative cash outflows from operations in the foreseeable future. In the event the Company continues to incur losses, it may need to raise debt or equity financing to finance its operations until operations are cashflow positive. However, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time and will depend on several factors, including the market price for the underlying commodity mined by the Company and its ability to procure the required mining equipment and operate profitably. The Company’s financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Values of Financial Instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) subtopic 825-10, Financial Instruments (“ASC 825-10”) which defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of assets or liabilities.

Cash and Cash Equivalents

The Company considers all short-term highly liquid investments with a remaining maturity at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents are recorded at cost, which approximates their fair value. The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (“FDIC”) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. As of December 31, 2022 and 2021, the Company had $19,000 and $666,000 in excess of the federal insurance limit, respectively.

Accounts Receivable

Accounts receivable in 2022 and 2021 pertain to proceeds (fiat currency) not yet received for the sale of digital assets or cryptocurrencies due to the cut-off period. Also, the 2022 accounts receivable include the revenue share from Sphere 3D. As of December 31, 2022 and 2021, the accounts receivable amounted to $470,000 and $120,000, respectively. Management has assessed the consideration of credit risk and subsequent to the reporting periods where a balance existed, Gryphon has received payment in full of all outstanding accounts receivable and as such does not believe an allowance is necessary.

Prepaid Expense

Prepaid expenses are assets held by the Company, which are expected to be realized and consumed within twelve months after the reporting period. As of December 31, 2022, it consists of prepayments for insurance.

Digital Assets Held for Other Parties

As of the adoption of the Securities and Exchange Commission’s Staff Accounting Bulletin 121, the Company records an obligation liability and a corresponding digital asset held for other parties asset based on the fair value of the cryptocurrency held for other parties at each reporting date. The Company was not aware of any actual or possible safeguarding loss events as of December 31, 2022, and accordingly, the obligation liability and the associated digital asset were recorded at the same value. As of December 31, 2021, the Company was not holding digital assets for third parties. The adoption of SAB 121 had no impact on previously reported consolidated statements of operations, statements of cash flows, or statements of stockholders’ equity.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Digital Assets

Digital assets or cryptocurrencies, (including Bitcoin, Ethereum, DAI, and USDT) are included in current assets in the accompanying balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies obtained by the Company through its sale of common stock are accounted for based on the value of the specific digital asset on the date received.

Pursuant to ASC Topic 210-10-20, the Company considered the operating cycle, intent and purpose and realizability of bitcoin to properly classify the asset on its balance sheet. As the Company intends to convert its mined bitcoin rewards received into cash and use the proceeds generated within its normal operating cycle of business (within one year of receipt), the Company may classify bitcoin as a current asset under ASC 210-10-20. As such, the Company classified the bitcoin mined and earned as a current asset. Given the volatility of the bitcoin market, the Company regularly reviews and reassesses the classification of bitcoin to ensure alignment with the Company’s current intent and market conditions.

The Company accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350, Intangibles

—     Goodwill and Other. The Company has ownership of and control over the cryptocurrencies and uses third-party custodial services to secure them. The digital assets are initially recorded at cost and are subsequently remeasured on the balance sheets at cost, net of any impairment losses incurred since acquisition.

An impairment analysis is performed at each reporting period to identify whether events or changes in circumstances, in particular decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital assets held by the Company are impaired. The fair value of digital assets is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that the Company has determined is its principal market for cryptocurrencies (Level 1 inputs). If the carrying value of the digital asset exceeds the fair value based on the lowest price quoted in the active exchanges during the period, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized within “Operating expenses” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Cryptocurrencies awarded to the Company through its mining activities are included within operating activities in the accompanying consolidated statements of cash flows. The cash received from the sales of cryptocurrencies earned through our mining activities is included within operating activities in the accompanying consolidated statements of cash flows, and any realized gains or losses from such sales are included in operating expenses in the consolidated statements of operations. The Company accounts for its gains or losses in accordance with, the first in first out (FIFO) method of accounting.

Mining Equipment

Mining Equipment is stated at cost, including purchase price and all shipping and customs fees, and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years for cryptocurrency mining equipment.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company reviews the carrying amounts of mining equipment when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

The recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of the asset or cash-generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs of disposal is the amount obtainable from the sale of an asset or cash-generating unit in an arm’s length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs of disposal is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in net income. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized.

Leases

Effective July 2021, the Company accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the balance sheet as both a right-of-use asset and a lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset result in straight-line rent expense over the lease term.

In calculating the right-of-use asset and the lease liability, the Company elects to combine lease and non-lease components as permitted under ASC 842. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Derivatives

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and would then be re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. If there are stock-based derivative financial instruments, the Company will use a probability-weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date. Derivative liability will be measured initially and subsequently at fair value.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the Company satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•        Variable consideration

•        Constraining estimates of variable consideration

•        The existence of a significant financing component in the contract

•        Noncash consideration

•        Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time, or over time as appropriate.

Cryptocurrency mining:

The Company has entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are terminable at any time for any reason by either party without cause and without penalty and the Company’s enforceable right to compensation only begins when the Company provides the service of performing hash computations for the mining pool operator. The contract is for a continuous 24-hour period each day. The Company’s access and usage rights to the pool and service automatically renew for a successive 24-hour period (00:00:00 UTC and 23:59:59 UTC) unless terminated in accordance with the terms set forth by the terms of service. In exchange for performing hash computations for the mining pool, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are netted as a reduction of the transaction price). Gryphon’s fractional share is based on the proportion of hash computations Gryphon performed for the mining pool operator to the total hash computations contributed by all mining pool participants in solving the current algorithm during the 24-hour period. Hashrate is the measure of the computational power per second used when mining. It is measured in units of hash per second, meaning how many calculations per second that can be performed. The consideration the Company will receive, comprised of block rewards, transaction fees less mining pool operator fees are aggregated in a sub-balance account held by the mining pool operator. That balance, due to the Company, is calculated by the mining pool operator based on the hashrate provided and hash computations completed by the Company for the mining pool from midnight-to-midnight (00:00:00 UTC and 23:59:59 UTC) UTC time, and a sub-account balance is credited one hour later at 1AM UTC time. The balance is then withdrawn to the Company’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time. The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub-account balance, in accordance with the mining pool operator’s terms of service. Pursuant to ASC 606-10-55-42, the Company assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract such as an ability to extend the contract at a reduced price.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. The Company’s miners contribute computing power (ie. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of cryptographic hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proofs of work) to the mining pool’s server as they contribute to solving the cryptographic puzzles required to mine a block. The Company reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing these services is the only performance obligation in the Company’s contracts with mining pool operators. The Company performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

Regardless of the pool’s success, the Company will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. The Company measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date the Company completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of each 24 hour period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

If authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could affect the Company’s financial position and results from operations.

Master service agreement:

The Company has entered into an agreement with Sphere3D to be an exclusive provider of management services for all blockchain and cryptocurrency-related operations including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location. For the said services the Company will receive 22.5% of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. The net operating profits in defined as the value of the digital asset mined less energy cost and profit paid to the host facility.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As Sphere 3D has the ultimate right to determine the facility location for each machine. The Company has the responsibility for the following:

1)      Ensuring the machines are installed in the facility selected by Sphere.

2)      Selecting and connecting the machines to a mining pool.

3)      To review the mining reports and maintain a wallet for the coins earned for the mining operation.

4)      To maintain a custodial wallet for the coins earned from the Sphere machines.

5)      To sell and/or transfer the coins at the request of Sphere.

At the time the digital assets are mined, they are transferred into the custodial wallet maintained by the Company. As of the receipt of the digital asset, the Company has completed its performance obligation, the transaction price is determinable, net operating profit can be calculate so that the Company can determine its revenue under the contract; therefore, the Company records as revenue the management fee received.

Cost of Revenues

The Company’s cost of revenue consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs, other utilities, labor, insurance whether incurred directly from self-mining operations or reimbursed, including any revenue sharing arrangements under co-location agreements, but excluding depreciation and amortization, which are separately stated in the Company’s statements of operations.

ASC 606-10-32-25 through 32-27 in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) provides guidance on the consideration of whether fees paid to a mining pool operator should be considered payments to a customer and treated as a reduction of the transaction price or revenue. Gryphon’s management reviewed the standards and completed the following assessment.

Identifying the Customer:    ASC 606-10-32-25 states that an entity should determine whether the counterparty to a contract is a customer. If the counterparty is a customer, the entity should apply the revenue recognition guidance to that contract. Under ASC 606-10-32-25, the Company identified the mining pool operator as the customer as the Company entered into a contractual agreement with the pool operator whereas the Company is to provide services in the form of contributing hashing power to the pool.

Mining Pool Operator as a Customer:    As the Company has determined the mining pool operator to be a customer, any fees paid to the mining pool operator would be part of the transaction price of the contract. Any fees paid by the Company as a miner to the pool operator would be revenue earned by the pool operator, and the pool operator is treated as the customer.

Transaction Price:    ASC 606-10-32-26 provides guidance on determining the transaction price. The Company considered the effects of variable consideration, constraints on variable consideration, the existence of a significant financing component in the contract, and non-cash consideration. The Company receives variable consideration given the variable nature of the amount of mining power (hashrate) contributed on a daily basis (24-hour period per recurring contract term). The Company completes an analytical procedure as part of its monthly close process to determine the reasonableness of consideration received. There are no significant financing components of the transaction or delays in the timing of payments from the customer to the Company, whereas the Company would need to adjust the transaction price for the time value of money. As the Company receives non-cash consideration, in the form of bitcoin, ASC 606-10-32-26 specifies that the Company should measure non-cash consideration at fair value. The fair value of the non-cash consideration would be included in the determination of the transaction price. The Company does not receive the gross amounts of bitcoin earned prior to the transaction fees deduction by the pool operator. As such, the consideration received is net or inclusive of the transaction fees incurred and charged by the customer (pool operator).

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Variable Consideration:    If the fees paid to the mining pool operator are variable, an entity should estimate the amount of consideration to which it will be entitled. This involves considering the likelihood and magnitude of a significant revenue reversal. ASC 606-10-32-26 emphasizes the need to assess whether there are constraints on variable consideration. In the instance where there is uncertainty about the amount of consideration, it is reasonable for the Company to consider a likelihood of a significant reversal of revenue. The Company reviews daily bitcoin rewards received and reviews various factors, such as mining difficulty, the price of bitcoin and the Company’s contribution to the pool operator. The Company estimates the amount of variable consideration the Company should receive and prepares a monthly workpaper documenting the difference in actual bitcoin rewards received vs. estimated bitcoin earned. The Company assessed, given the pool operators payout methodology and the revenue reasonableness test completed by management, there does not exist a likelihood of a significant reversal of revenue.

Reduction of Transaction Price:    ASC 606-10-32-27 states that an entity should reduce the transaction price for variable consideration only to the extent that it is probable that a significant revenue reversal will not occur when the uncertainty is subsequently resolved. The Company assessed various factors, identifying the variable consideration, estimating the variable consideration, considered constraints (although none existed such as performance metrics or targets), probability, documentation, regular review and monitoring of performance with open communication with pool operators combined with dashboard usage. Due to the Company utilizing Foundry Pool’s FPPS methodology and the previous mentioned factors, there was zero likelihood of a significant reversal of revenue as the Company receives payouts as a pool participant on a daily basis calculated from midnight-to-midnight UTC time, regardless of if the Pool Operator receives any block rewards.

In summary, fees paid to the mining pool operator are considered payments to a customer and treated as a reduction of the transaction price/revenue. The Company has carefully assessed the variable nature of these fees, considered the likelihood and magnitude of any potential adjustments, and documented that management has applied the revenue recognition guidance accordingly.

Stock-Based Compensation

We account for our stock-based compensation under ASC 718 “Compensation — Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or the issuance of those equity instruments may settle that.

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock-based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Common stock awards

The Company grants common stock awards to non-employees in exchange for services provided. The Company measures the fair value of these awards using the fair value of the services provided or the fair value of the awards granted, whichever is more reliably measurable. The fair value measurement date of these awards is generally the date the performance of services is complete. The fair value of the awards is recognized on a straight-line basis as services are rendered. The share-based payments related to common stock awards for the settlement of services provided by non-employees are recorded in accordance with ASC 718 on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrants

In connection with certain financing, consulting, and collaboration arrangements, the Company has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. The Company measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants issued in conjunction with the issuance of common stock are initially recorded at fair value as a reduction in additional paid-in capital of the common stock issued. All other warrants are recorded at fair value as expense over the requisite service period or at the date of issuance, if there is not a service period.

Income Taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest, and penalties, accounting in interim periods, disclosure, and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Earnings Per Share

The Company uses ASC 260, “Earnings Per Share” for calculating the basic and diluted earnings (loss) per share. The Company computes basic earnings (loss) per share by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted earnings (loss) per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options and warrants and stock awards. For periods with a net loss, basic and diluted loss per share are the same, in that any potential common stock equivalents would have the effect of being anti-dilutive in the computation of net loss per share.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended December 31,:

	2022	2021
Numerator
Net income (loss)	$3,536,000	$(22,110,000)
Effect of dilutive instruments	—	—
Numerator for diluted EPS	3,536,000	(22,110,000)

Denominator
Denominator – for basic EPS	14,399,222	13,445,773

Effect of dilutive instruments
Series Seed preferred stock	5,120,587	—
Series Seed II preferred stock	266,795	—
Warrants to purchase common stock	1,067,968	—
Dilutive potential common shares	6,455,350	—
Denominator for diluted EPS	20,854,572	13,445,773

Basic EPS	$0.25	$(1.64)
Diluted EPS	$0.17	$(1.64)

Securities that could potentially dilute loss per share in the future were not included in the computation of diluted loss per share for the year ended December 31, 2021, because their inclusion would be anti-dilutive. Common share equivalents amounted to 5,387,382 shares for convertible seed series and convertible seed series II preferred shares, 1,117,968 shares for warrants, 1,002,472 shares for convertible debentures and accrued interest, and 1,919,631 shares for unvested share grants for a total of 9,427,453 as of December 31, 2021. For the year ended December 31, 2022, the Company had 6,455,350 dilutive securities.

Recent Accounting Pronouncements

The Company’s management reviewed all recently issued accounting standard updates (“ASU’s”) not yet adopted by the Company and does not believe the future adoptions of any such ASU’s may be expected to cause a material impact on the Company’s consolidated financial condition or the results of its operations.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 2 — DIGITAL ASSETS

As disclosed in Note 10 — Stockholders’ Equity, during the year ended December 31, 2021, the Company received digital currency from the private placement of its common stock and series seed II preferred stock. The digital assets (Bitcoin, Ethereum, DAI, and USDT) received amounted to $1,374,000. In 2022, the Company received digital assets, Bitcoin, from the issuance of a note payable having a value of $27,592,000 as disclosed in Note 7 — Notes Payable.

The following table summarizes the digital currency (Bitcoin) transactions for the years ended December 31, 2022 and 2021:

	2022	2021
Digital assets beginning balance	$6,000	$—
Digital assets received as payment for common stock and series seed II preferred stock	—	1,374,000
Revenue recognized from mined digital assets	21,362,000	3,711,000
Revenue share from Sphere 3D	618,000	—
Digital assets earned as interest	—	62,000
Cost of digital assets sold for cash	(30,270,000)	(2,537,000)
Cost of digital assets transferred for noncash expenditures	(3,978,000)	(1,892,000)
Reversal of receivable from BitGo	120,000	—
Impairment loss on digital assets	(8,704,000)	(712,000)
Digital asset loan from Anchorage	27,592,000	—
Digital assets ending balance	$6,746,000	$6,000

During the year ended December 31, 2022, and 2021, the Company realized gains amounting to $609,000 and $344,000, respectively, related to the disposal of its digital asset.

The table below shows the costs of the digital assets transferred for noncash expenditures for the years ended December 31,:

	2022	2021
Payment for principal and interest	$3,440,000	$—
Payment for mining equipment	538,000	—
Deposit for mining equipment	—	1,541,000
Payment for prepaid expenses	—	47,000
Payment for accrued expenses	—	106,000
Payment for expenses	—	79,000
Receivable from BitGo	—	119,000
Total noncash disposition	$3,978,000	$1,892,000

NOTE 3 — MARKETABLE SECURITIES

In accordance with the Amended Merger Agreement, the Company received 850,000 shares of Sphere 3D’s restricted common stock that are held in a third-party escrow account upon providing written notice of the merger termination.

On April 4, 2022, the Company and Sphere 3D mutually agreed to terminate their Merger Agreement announced on June 3, 2021, and as amended on December 29, 2021, due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors.

According to the terms, the Company has received the 850,000 shares of Sphere 3D.

The shares are accounted for in accordance with ASC 320 — Investments — Debt and Equity Securities, as such the shares will be classified as available-for-sale securities and will be measured at each reporting period at fair value with the unrealized gain or (loss) as a component of other income (expense).

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 3 — MARKETABLE SECURITIES (cont.)

The table below summarizes the movement in this account for the year ended:

December 31, 2022
Fair value of shares received	$1,734,000
Change in fair value	(1,499,000)
Balance at end of year	$235,000

The fair value of the 850,000 shares of Sphere 3D, which was $1,734,000 at the date of receipt, has been recorded as a gain on termination of merger agreement under other income.

NOTE 4 — DEPOSITS

The deposits are summarized as follows for the years ended December 31,:

	2022	2021
Beginning Balance	$16,365,000	$—
Cash deposit	8,150,000	36,071,000
Digital assets used as deposit	—	1,655,000
Delivered mining equipment	(24,355,000)	(21,361,000)
Converted carbon credit	(100,000)	—
Ending Balance	60,000	16,365,000
Less: current portion	—	16,305,000
Deposits – net of current portion	$60,000	$60,000

During the year ended December 31, 2021, the Company entered into a purchase agreement with Bitmain for the acquisition of a total of 7,200 miners, to be shipped and delivered during 2021 and 2022. As of December 31, 2022, the Company received 7,130 miners and the contract was deemed to be completed by the Company.

In the year ended December 31, 2021, the Company entered another contract and paid $100,000 refundable deposits for the acquisition of 250,000 units of carbon credits. As of June 2, 2022, carbon credits were reduced to 74,075 units from 250,000 units to align with the deposit paid amounting to $100,000.

Also, as of December 31, 2022, the Company had a $60,000 refundable deposit paid to Coinmint.

NOTE 5 — MINING EQUIPMENT, NET

Mining equipment consisted of 7,410 units of operational bitcoin mining machines. The following table summarizes the carrying amount of the Company’s mining equipment as of December 31,:

	2022	2021
Mining equipment
Balance, beginning of year	$21,844,000	$—
Additions	25,755,000	21,844,000
Ending balance	$47,599,000	$21,844,000

Accumulated depreciation
Balance, beginning of year	$695,000	$—
Additions	12,536,000	695,000
Ending balance	$13,231,000	$695,000
Net carrying amount	$34,368,000	$21,149,000

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 6 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarize accounts payable and accrued expense as of December 31, :

	2022	2021
Accounts payable	$113,000	$—
Accrued expenses	2,880,000	3,744,000
Total	$2,993,000	$3,744,000

NOTE 7 — NOTES PAYABLE

The following table summarizes the outstanding balance of the Company’s notes payable as of December 31, :

	2022	2021
Equipment loan	$12,636,000	$—
Sphere 3D note	—	10,000,000
Ending balance	12,636,000	10,000,000
Less – current portion	9,126,000	3,118,000
Notes payable – noncurrent portion	$3,510,000	$6,882,000

Sphere 3D Note

On July 6, 2021, the Company issued a promissory note payable to Sphere 3D in the amount of $2,700,000 (“Sphere 3D Note”). The Sphere 3D Note accrues interest at 9.5% with a default interest rate of 12%. Starting on September 30, 2021, The Sphere 3D Note is payable in 36 equal monthly installments of $86,000 with the final payment due August 30, 2024.

On August 30, 2021, the Company entered into an amendment to the Sphere 3D Note (“Amendment 1”), increasing the principal amount of the Sphere 3D Note to $6,350,000.

On September 29, 2021, the Company entered into a second amendment to the Sphere 3D Note (“Amendment 2”), increasing the principal amount of the note to $10,000,000. Also, Amendment 2 modifies the payment schedule, with the first monthly payment due January 1, 2022. Payment will be made in 36 equal monthly installments of $329,000 with the final payment due on December 1, 2024.

On January 03, 2022, the Company entered into a third amendment to the Sphere 3D Note (“Amendment 3”), increasing the principal amount of the note to $12,500,000. Amendment 3 modifies the payment schedule with the first monthly payment on the fifteenth of the month following the month in which the Merger Agreement entered into by the Company and Sphere 3D is consummated in accordance with its terms. Payment will be made in 34 equal monthly installments of $400,412.

On April 4, 2022, the Company and Sphere 3D mutually agreed to terminate their Merger Agreement announced on June 3, 2021, and as amended on December 29, 2021, due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors. Due to the termination of the Merger Agreement, the existing indebtedness owed by the Company to Sphere 3D in the principal amount of $12,500,000 was forfeited, including the accrued interest amounting to $466,000. A gain on extinguishment amounting to $12,966,000 was recognized in the consolidated statement of operations.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 7 — NOTES PAYABLE (cont.)

The following table summarizes the carrying value of Sphere 3D note as of December 31,:

	2022	2021
Beginning balance	$10,000,000	$—
Addition	2,500,000	10,000,000
Forfeiture	(12,500,000)	—
Ending balance	$—	$10,000,000
Less – current portion	—	3,118,000
Ending balance – noncurrent portion	$—	$6,882,000

BTC Note

On May 25, 2022, GOI (the “Borrower”) entered into an Equipment Loan and Security Agreement (the “BTC Note”) with a lender amounting to 933.333333 Bitcoin (“BTC”) at an annual interest rate of 5%.

The principal and interest are payable with BTC over 25 monthly payments starting June 2022. The table below summarizes the principal and interest BTC payments as follows:

Date	Interest	Principal
12/01/2022	3.31	42.42
01/01/2023	3.24	42.42
02/01/2023	3.06	42.42
03/01/2023	2.60	42.42
04/01/2023	2.70	42.42
05/01/2023	2.44	42.42
06/01/2023	2.34	42.42
07/01/2023	2.09	42.42
08/01/2023	1.98	42.42
09/01/2023	1.80	42.42
10/01/2023	1.57	42.42
11/01/2023	1.44	42.42
12/01/2023	1.22	42.42
01/01/2024	1.08	42.42
02/01/2024	0.90	42.42
03/01/2024	0.67	42.42
04/01/2024	0.54	42.42
05/01/2024	0.35	42.42
06/01/2024	0.18	42.42

The Loan is secured by (1) the ASIC machines used for Bitcoin mining, (2) The Colocation Mining Services Agreement, dated as of July 1, 2022, by and between Borrower and Coinmint, and (3) The Contribution Agreement, dated as of May 25, 2022, by and between Borrower and the Company.

The Company evaluated the Loan in accordance with ASC 815 Derivatives and Hedging. Based on this evaluation, the Company has determined that the Loan will require derivative accounting and will be adjusted to fair value every reporting period.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 7 — NOTES PAYABLE (cont.)

The following table summarizes the fair value of the BTC Note as of December 31, 2022:

	Principal	Interest
Addition	$27,592,000	$532,000
Payment	(2,997,000)	(443,000)
Adjustment to fair value	(11,690,000)	—
Realized Gain (GOI)	(269,000)	(35,000)
Ending balance	$12,636,000	$54,000
Less – current portion	9,126,000	54,000
Ending balance – noncurrent portion	$3,510,000	$—

For the year ended December 31, 2022, the Company recognized interest expense amounting to $532,000 of which $54,000 is still accrued.

NOTE 8 — CONVERTIBLE DEBENTURES

The following table summarizes the carrying amount of the Company’s convertible debentures as of December 31,:

	2022	2021
Principal
Balance, beginning of year	$9,079,000	$—
Additions	—	9,079,000
Payment	(8,665,000)	—
Conversion	(414,000)	—
Ending balance	—	9,079,000

Debt Discount
Balance, beginning of year	3,671,000	—
Additions	—	4,462,000
Amortization	(788,000)	(791,000)
Retirement due to repayment	(137,000)	—
Retirement due to conversion	(2,746,000)	—
Ending balance	—	3,671,000
Net carrying amount	$—	$5,408,000

In June 2021, the Company initiated a private placement for the sale of a unit consisting of a convertible debenture in the principal amount of $9.4867 (“Convertible Debenture”) and one warrant to purchase the Company’s common stocks (“Warrant”) for a total aggregate of 956,857 units. The Convertible Debenture is convertible into a share of the Company’s common stock at a conversion price equal to the lower of (a) $9.4867, or (b) a 30% discount to the public valuation. Notwithstanding the foregoing, if the Company is not listed on a national securities exchange or international equivalent on or before the first anniversary of the closing date, the 30% discount shall be increased to 40% (“Conversion Price”). The warrant entitles the holder for a period of three years from the Closing Date, to purchase shares of the Company’s common stock at a price of $18.97 per share. The Convertible Debentures accrue simple interest on the outstanding principal balance at a rate of 10% per annum. The accrued and unpaid interest can be converted into shares of the Company’s common stock along with the principal on the maturity date. Also, the Convertible Debentures mature on the second anniversary of the initial closing (“Maturity Date”).

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 8 — CONVERTIBLE DEBENTURES (cont.)

The $2,746,000 has been recorded as a loss on extinguishment of debt under other income (expense).

The Company’s management has evaluated the Convertible Debenture and related warrants in accordance with ASC 480 — Distinguishing Liabilities from Equity and ASC 815 — Derivatives and Hedge Accounting. The features of the Convertible Debenture and warrants would not meet the criteria to be accounted for as a derivative or liability and therefore accounted for as equity.

In accordance with ASC 470 — Debt, the Company first allocated the cash proceeds to the loan and the warrants on a relative fair value basis, secondly, since the Company adopted and assessed the Convertible Debenture in accordance with ASU 2020-06 — Debt with Conversion and Other Options, the beneficial conversion feature was not recognized.

As of December 31, 2021, the Company sold 956,857 units for a total principal balance of $9,079,000 and 956,857 warrants. The warrants were valued using the Black Scholes option pricing model at a total of $8,851,000 based on the three-year term, volatility of 101.5% to 102.5%, a risk-free equivalent yield of 0.33% to 0.48%, and stock price ranging from $13.05 to $25.37. The stock price used was calculated based on the share price equivalent of each share of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information. Volatility used was calculated based on the price of a pool of companies that are in the crypto mining industry and are actively traded in the market. The relative fair value of the warrants used in allocating the proceed of the Convertible Debenture amounted to $4,462,000 which was accounted for as a discount and amortized over the term of the Convertible Debenture.

Each holder of the Convertible Debentures has the right, exercisable at any time prior to the Maturity Date, to convert all, but not less than all, of the principal amount then outstanding, plus all accrued but unpaid interest thereon, if any, into common stock of the Company at a price equal to the Conversion Price, subject to an equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The holder must provide at least five business days prior notice to the Company of the exercise of his, her, or its conversion right. Automatic conversion of the Convertible Debenture into common stock upon the listing of the Company’s common stock (or a successor company whose stock would be issuable upon conversion of the Convertible Debenture) on a national securities exchange.

The Company has entered into a Merger Agreement, as disclosed in Note 1 above. It is contemplated that Sphere 3D will file a registration statement, with the Securities and Exchange Commission, on a Form F-4 in connection with the Merger contemplated by the Merger Agreement. Such F-4 registration statement will register the shares issuable upon conversion of the Convertible Debenture and exercise of the warrants. If the Merger Agreement is terminated and the company does not otherwise undertake a going public transaction that will result in a listing on a national securities exchange or international equivalent within six months of such termination (the “Outside Date”), then the Company will file a resale registration statement registering for resale the Underlying Shares as soon as reasonably possible, but in no event later than 4 months after the Outside Date and use its best efforts to cause such resale registration statement to become effective as soon as possible thereafter.

On May 26, 2022, the Company issued 43,689 and 4,282 shares of common stock due to the conversion of convertible debentures with a principal amount aggregating $414,000, less $137,000 unamortized discount, and accrued interest of $41,000, respectively, at a conversion rate of $9.4867.

Also on May 26, 2022, the Company paid in cash an aggregate of $9,504,000 to convertible debenture holders due to redemption. Principal and accrued interest redeemed amounted to $8,665,000 and $839,000, respectively.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 9 — COMMITMENTS AND CONTIGENCIES

Commitments

Consulting Agreements

On January 14, 2021, the Company entered into a consulting agreement (“Consulting Agreement”) with Chang Advisory Inc. for Robby Chang (“Consultant”), to serve as the Company’s Chief Executive Officer and as a member of the Board of Directors. The Consulting agreement will continue until terminated by either the Consultant or the Company. The Consultant will be paid $175,000 (Canadian dollars) per year and shall increase to approximately $300,000 (Canadian dollars) upon the closing of either i) an equity financing totaling at least $5,000,000 (Canadian dollars); or (ii) a debt and equity financing totaling at least $10,000,000 (Canadian dollars) (either (i) or (ii) being a “Qualifying Financing”). If a Qualifying Financing occurs within 90 days from the Effective Date, then the invoicing exception for the first ninety days shall no longer apply and the Consultant shall be entitled to immediately invoice for all completed 30-day periods up to the date of the Qualifying Financing. Upon the closing of the private placement offering on March 16, 2021, the Company meet the criteria for a Qualified Offering; therefore, the consulting compensation increased to $300,000 (Canadian dollars) annually.

The Compensation Committee shall review Consultant’s Annual Fee not less frequently than on December 31st during the Engagement Term. The consultant will be eligible for periodic increases in the Annual Fee under the Company’s normal policies and procedures for executive salary increases, which currently provide for annual reviews of executive salaries. Consultant’s Annual Fee for any year may not be reduced below the Consultant’s Annual Fee for the prior year without the written consent of both Consultant and the Company.

Also, Robby Chang has shares of common stock of the Company. On February 2, 2021, the Company determined that the fair market value of a share of common stock was approximately $2.40; therefore, the cash proceeds amounting to that were initially received by the Company were below the fair market value of the shares. The additional value was considered by management to be compensation for Robby Chang as he provides services to the Company. Compensation expenses recognized amounted to $4,540,000. See Note 10 — Stockholders’ Equity for more information.

On May 12, 2021, the Company entered into a director agreement with one of its directors. As part of the agreement, the director agreed to accept a fee of $200,000 per year, which will be paid in monthly installments. Also, the Company agreed to repurchase 300,000 shares of the Company’s common stock owned by the director for $1,000. The 300,000 shares were part of the 1,000,000 shares of the Company’s common stock previously issued to the director for a purchase price of $4,000, resulting in $2,396,000 compensation expense. See Note 10 — Stockholders’ Equity for more information.

On August 19, 2021, the Company entered into a Master Services Agreement with Sphere 3D, see below for full description.

In October 2021, the Company executed a consulting agreement for the counterparty to act as the chief technology advisor for the Company. As compensation for the advisory services, the counterparty will receive 199,309 shares of the Company’s common stock for a total value of $6,206,000. The shares were issued as of the effective date, but vest in 25% increments, with the first tranche of shares vesting on October 1, 2021, and then every three months thereafter until all shares are vested. Upon an initial public offering or a change in control of the Company, all of the unvested shares, at the time of the event, will vest immediately. The change of control provision shall not be applied to the Merger Agreement, as disclosed in Note 1.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 9 — COMMITMENTS AND CONTIGENCIES (cont.)

Executive Employment Agreement

On April 4, 2022, the Company entered into an executive employment agreement with its Chief Financial Officer (“CFO”). As part of the agreement, the CFO shall receive a time-based equity grant covering 500,000 shares of the Company’s common stock. The equity grant shall vest over a three-year period beginning on the effective date, subject to CFO’s continued employment with the Company through the relevant vesting date, in accordance with the following schedule, (i) 83,333 shares under the equity grant shall vest upon the six (6)-month anniversary of the effective date, (ii) 166,667 shares under the equity grant shall vest in substantially equal quarterly installments commencing on the nine (9)-month anniversary of the effective date and (iii) 250,000 shares under the equity grant shall vest in substantially equal monthly installments commencing on the 19-month anniversary of the effective date.

Bitmain Miner Purchase Agreement

On April 14, 2021, the Company entered into a purchase agreement with Bitmain for the acquisition of a total of 7,200 miners, to be shipped and delivered during 2021 and 2022. As of December 31, 2022, the Company received a total of 7,130 miners, which have been deployed at the Coinmint and Core facilities. As of December 31, 2022, the purchase agreement has been satisfied.

Coinmint Co-location Mining Services Agreement

On July 1, 2021, the Company entered into an agreement with Coinmint, (the “Coinmint Agreement”), pursuant to which Coinmint agreed to provide up to approximately 22.0 MW of power and to perform all maintenance necessary to operate Company’s miners at the Coinmint facility. In exchange, Coinmint is reimbursed for direct production expenses and receives a performance fee based on the net cryptocurrencies generated by the Company’s miners deployed at the Coinmint facility. The initial term of the Coinmint Agreement is fifteen months with automatic renewals for subsequent three (3) month terms until and unless terminated as provided in the agreement.

The Company determined the agreement with Coinmint does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

Core Scientific Co-location Mining Service Agreement and Sub-License and Delegation Agreement

On September 12, 2021, the Company entered into an agreement with Core Scientific, Inc. (“Core”) (the “Core Agreement”) pursuant to which Core agreed to provide the power to operate the Company’s miners and to provide all services required to maintain and operate the Company’s miners for a set fee for each KWh used by the Company’s miners. The term of the Core Agreement is forty-eight months, with automatic renewals for subsequent twelve-month periods.

The Company determined the agreement with Core does not meet the definition of a lease in accordance with Accounting Standards Codification (“ASC”) 842, Leases.

On October 8, 2021, the Company entered into a Sub-License and Delegation Agreement (“SL&DA”) with Sphere 3D, whereby the Company (i) exclusively sub-licensed to Sphere its rights to access and use the Company Facility pursuant to Order 2 and (ii) delegated to Sphere all its obligations to make payments to Core pursuant to Order 2. Sphere accepted such sub-license and delegation in all respects. Per the SL&DA, Sphere sent $16,308,000 to the Company, which was subsequently sent to Core as part of the prepayments outlined in Order 2.

On December 29, 2021, the Company and Sphere 3D, agreed to amend the SL&DA to provide the Company the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Merger Agreement is terminated prior to consummation of the Merger.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 9 — COMMITMENTS AND CONTIGENCIES (cont.)

As of December 31, 2022, the Company made the following payments to Core which were fully reimbursed by Sphere 3D as follows:

Payment Amount	Percentage and Period covered
$73,000	100% prepayment for October 2021 services made in October 2021
205,000	70% prepayment of the estimated services for November 2021 through February 2022 made in October 2021
15,296,000	30% prepayment of the estimated services for March 2022 through November 2022 made in October 2021
756,000	40% prepayment of the estimated services for March 2022; and 30% prepayment for the estimated services for November 2021 made in October 2021
1,489,000	40% prepayment for hosting services for April 2022; and 30% prepayment for the estimated hosting services for December 2021 made in November 2021
2,223,000	40% prepayment for hosting services for May 2022; and 30% prepayment for the estimated hosting services for January 2022 made in December 2021
2,957,000	40% prepayment for hosting services for June 2022; and 30% prepayment for the estimated hosting services for February 2022 made in January 2022
3,485,000	40% prepayment for hosting services for July 2022; and 30% prepayment for the estimated hosting services for March 2022 made in February 2022
4,035,000	40% prepayment for hosting services for August 2022; and 30% prepayment for the estimated hosting services for April 2022 made in March 2022
4,585,000	40% prepayment for hosting services for September 2022; and 30% prepayment for estimated hosting services for May 2022 made in April 2022
$35,104,000

Sphere 3D MSA

On August 19, 2021, Gryphon entered into a Master Services Agreement, or the Sphere MSA, with Sphere 3D. The Sphere 3D MSA has a term of three years, beginning on August 19, 2021, and terminating on August 18, 2024, with one-year automatic renewal terms thereafter. Under the Sphere MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations, including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location, with Gryphon receiving a percentage of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations.

On December 29, 2021, the Company and Sphere 3D entered into Amendment No. 1 to the Sphere 3D MSA, to provide greater certainty as to the term of the Sphere 3D MSA. Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years, or to five years in the event Sphere 3D does not receive delivery of a specified minimum number of Bitcoin mining machines during 2022.

The cryptocurrency earned from the Sphere mining operations is held in a wallet, in which the Company holds the cryptographic key information and maintains the internal recordkeeping of the cryptocurrency. The Company’s contractual arrangements state that Sphere retains legal ownership of the cryptocurrency; has the right to sell, pledge, or transfer the cryptocurrency; and also benefits from the rewards and bears the risks associated with the ownership, including as a result of any cryptocurrency price fluctuations. The Sphere also bears the risk of loss as a result of fraud or theft, unless the loss was caused by the Company’s gross negligence or the Company’s willful misconduct. The Company does not use any of the cryptocurrency custodied for Sphere as collateral for any of the Company’s loans or other financing arrangements, nor does it lend or pledge cryptocurrency held for Sphere.

As of December 31, 2022 and 2021, the Company held approximately 2.498 and nil bitcoin, respectively, with a value of approximately $41,000 and nil, respectively.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 9 — COMMITMENTS AND CONTIGENCIES (cont.)

Business Interruption

The COVID-19 global pandemic had no effect on the Company’s operations. Circumstances caused by the COVID-19 pandemic are complex, uncertain, and rapidly evolving. The impact of COVID-19 has not been significant to the Company’s results of operations, financial condition, liquidity, and, capital resources. Although no material impairment or other effects have been identified to date, there is substantial uncertainty in the nature and degree of its continued effects over time. That uncertainty affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions as additional events and information become known. The Company will continue to consider the potential impact of the COVID-19 pandemic on its business operations.

Contingencies

The Company is subject at times to various claims, lawsuits, and governmental proceedings relating to the Company’s business and transactions arising in the ordinary course of business. The Company cannot predict the final outcome of such proceedings. Where appropriate, the Company vigorously defends such claims, lawsuits, and proceedings. Some of these claims, lawsuits and proceedings seek damages, including, consequential, exemplary, or punitive damages, in amounts that could, if awarded, be significant. Certain of the claims, lawsuits, and proceedings arising in the ordinary course of business are covered by the Company’s insurance program. The Company maintains the property and various types of liability insurance in an effort to protect the Company from such claims. In terms of any matters where there is no insurance coverage available to the Company, or where coverage is available and the Company maintains a retention or deductible associated with such insurance, the Company may establish an accrual for such loss, retention, or deductible based on currently available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by the Company in the accompanying balance sheets. If it is reasonably possible that an asset may be impaired as of the date of the financial statement, then the Company discloses the range of possible loss. Expenses related to the defense of such claims are recorded by the Company as incurred and included in the accompanying statements of operations. Management, with the assistance of outside counsel, may, from time to time adjust such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting the Company’s defense of such matters. On the basis of current information, the Company does not believe there is a reasonable possibility that other than with regard to the Class Action described below, any material loss, if any, will result from any claims, lawsuits, and proceedings to which the Company is subject to either individually, or in the aggregate.

NOTE 10 — STOCKHOLDERS’ EQUITY

Preferred stock

The Company is authorized to issue 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company has designated 6,000,000 shares as series seed preferred stock (“Series Seed Shares”), 1,000,000 shares as series seed II preferred stock (Series Seed II Shares”), and 13,000,000 as undesignated preferred stock. The Company’s Board of Directors may issue preferred stock in one or more series from time to time and fix or alter the powers, preferences, and rights, and the qualifications, limitations, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limits or restrictions stated in any resolutions of the Board of Directors.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company or any deemed liquidation event, before any payment shall be made to the holders of common stock, holders of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders at the greater of $2.40 per share for Series Seed and $6.68 per share for Series Seed II or such amount per share as would have been payable had all shares of preferred stock been converted into common stock.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

The Company’s management evaluated the series seed and series seed II preferred stock for features that qualify as embedded derivative liabilities. The management concluded that the conversion feature would not be a derivative to be accounted for as a liability.

On March 24, 2021, the Company filed a Certificate of Designation with the Secretary of the State of Delaware to create out of the total authorized and unissued shares of preferred stocks a series of preferred stocks constituting 6,000,000 shares designated as the series seed preferred stock. Each share from this series shall be convertible at any time, at the option of the holder, and without the payment into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original issue price for such series of preferred stock by the conversion price for such series of preferred stock at the time of conversion. The initial conversion price is the original issue price of $2.40. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation or any deemed liquidation event, before any payment shall be made to the holders of common stock by reason of their ownership, the holder of shares of preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to or the greater of (a) the Original Issue Price for such share of preferred stock, plus any dividends declared but unpaid thereon, or (b) such amount per share as would have been payable had all shares of preferred stock been converted into common stock prior to liquidation.

On March 26, 2021, the Company and certain investors from the March 16, 2021, common stock private placement offering entered into a cancellation and exchange agreement to cancel 4,995,469 shares of the Company’s common stock in exchange for the issuance of 4,995,469 shares of the Company’s series seed preferred stocks.

In March 2021, the Company issued an additional 6,303 shares of the Company’s series seed preferred stock for $2.40 per share for total cash proceeds of $15,000.

In April 2021, the Company issued an additional 118,815 shares of the Company’s series seed preferred stock for $2.40 per share for total cash proceeds of $285,000.

On May 27, 2021, the Company offered the issuance of its series seed II preferred stock at $6.68 per share. The Company issued a total of 248,831 shares with total cash and cryptocurrency proceeds of $1,501,000 and $161,000, respectively.

On June 2, 2021, the Company granted 17,964 shares of series seed II preferred stock to one of its consultants as payment for services payable in 6 monthly installments of 2,994 shares per month. As of December 31, 2021, all shares were vested. Compensation expenses recognized amounted to $214,000.

Common stock

The Company is authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share.

On December 10, 2020, the Company issued 9,550,000 shares of common stocks for $0.002 per share for cash. Of which $15,000 was received and the remaining $4,000 was received after December 31, 2020.

On February 2, 2021, the shareholders owning 9,550,000 shares of the Company’s common stock (the “Original Shareholders”) agreed to contribute an additional $0.002 per share for a total capital contribution of approximately $16,000. Also, the Company repurchased from one of the Original Shareholders 1,000,000 shares of the Company’s common stock, and another Original Shareholder purchased an additional 161,250 for $0.004 per share. The capital contribution from the Original Shareholders totaled approximately $35,000 for total shares of 8,711,250.

Additionally, the Company agreed to sell 3,892,424 shares of the Company’s common stock, including the 1,000,000 shares repurchased, to the Company’s officers, directors, and seed stage advisors. As of February 2, 2021, the Company determined that the fair market value of a share of common stock was approximately $2.40. Therefore, the cash proceeds from the Investors were below the fair market value for the shares. The additional value was considered, by management, to be compensation to the Investors as they provided services to the Company.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

The Company recorded a compensation expense of $1,671,000 for the shares sold to the seed stage advisors totaling 696,262 shares and $7,655,000 for the shares sold to officers and directors, totaling 3,189,675 shares. The officers, directors, and seed stage advisors (“Investors”) purchased 6,487 shares of the Company’s common stock for total proceeds of approximately $16,000.

On March 16, 2021, the Company closed a private placement offering with certain accredited investors for the sale of 5,876,426 shares of the Company’s common stock at $2.40 per share for total proceeds of approximately $14,103,000, including $1,213,000 of cryptocurrency. Of which, 4,995,469 shares were converted to series seed preferred stock. Financing costs were de minimis.

On March 16, 2021, the Company had a private placement and issued 16,667 shares of common stock to DecentraNet at $2.40 per share totaling $40,000, and paid $64,000 in cash for advisory services provided. On March 26, 2021, the Company and DecentraNet entered into a cancellation and exchange agreement to cancel 16,667 shares of the Company’s common stock in exchange for the issuance of 16,667 shares of the Company’s series seed preferred stock.

On May 12, 2021, the Company entered into a director agreement with one of its directors. As part of the agreement, the Company agreed to repurchase 300,000 shares of the Company’s common stock owned by the director for $1,000. The 300,000 shares were part of the 1,000,000 shares of the Company’s common stock previously issued to the director on February 2, 2021, for a purchase price of $4,000, resulting in a $2,396,000 compensation expense recorded as of the date of issuance.

On June 3, 2021, the Company granted 1,859,434 shares of common stock to one of its consultants as payment for services payable in 40 quarterly installments of 46,486 shares per quarter. On April 4, 2022, the Company terminated this contract. As of the termination date, there was earned and unvested compensation expense of approximately $3,154,000, which was reversed and credited to stock-based compensation expense. For the year ended December 31, 2022, compensation expenses recognized amounted to $1,085,000.

During the year ended December 31, 2021, the Company entered into an agreement with the Company’s President to include as part of additional paid-in capital the services contributed to the Company for a total of $250,000 annually. For the year ended December 31, 2022, additional paid-in capital for services contributed by the President amounted to approximately $252,000.

On April 4, 2022, the Company entered into an employment agreement with an individual. The agreement provided for an annual cash compensation of $230,000 paid in equal installments on a monthly basis. Also, the employee was granted equity compensation of 500,000 shares of the Company’s common stock. The equity award vests 83,333 shares upon the six-month anniversary, 166,667 shares vest in equal quarterly installments commencing on the nine- month anniversary, and 250,000 shares vest in equal monthly installments commencing on the 19-month anniversary. The equity award was valued as of the grant date at $9.487 per share for a total of $4,744,000. As of December 31, 2022, issued and vested shares amounted to 83,333. Compensation expenses for the year ended December 31, 2022, amounted to $2,700,000 of which $1,910,000 was recorded as an accrued expense.

On May 26, 2022, the Company issued 43,689 and 4,191 shares of common stock due to the conversion of convertible debentures with a principal amount aggregating $414,000, less $137,000 unamortized discount, and accrued interest of $41,000, respectively, at a conversion rate of $9.4867.

On December 27, 2022, the Company issued 25,000 shares of common stock valued at $0.74 per share for the services of a board member. The shares’ fair value was $18,000.

Restricted common stock awards

On December 10, 2020, the Company entered into two separate independent director agreements with two individuals. The individuals will serve as directors of the Company for an initial one-year period. As compensation, each director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, per director, starting on January 1, 2021. The value of the shares on the issuance date was de minimis. As of December 31, 2021, a total of 75,000 shares were vested for the two directors for a total compensation expense recognized amounting to $330,000. During the year ended December 31, 2022, 18,750 shares for each of the two directors were vested for a total compensation expense recognized amounted to $30,000. As of December 31, 2022, a total of 150,000 shares were issued and vested for a total compensation expense recognized amounting to $360,000.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

On February 9, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 62,340 shares of common stock amounting to $150,000 as payment for advisory services. The shares shall vest over 24 months at 2,598 shares per month starting February 9, 2021. On May 9, 2021, the Company and the consultant reached an agreement to modify and accelerate the vesting of all unvested shares to date totaling 54,548. Total compensation expense for the year ended December 31, 2021 was $150,000.

On March 10, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 92,000 shares of common stock amounting to $221,000 as payment for advisory services. The shares shall vest over 24 months at 3,833 shares per month starting March 10, 2021. In June 2021, the consultant resigned and retained ownership of the remaining 76,667 unvested restricted common stock awards valued at $2.40 per share. $184,000 was charged to deferred compensation expenses at the time of resignation.

On March 21, 2021, the Company entered into an agreement with an individual to serve as the Company’s director for 24 months. As compensation, the director was granted 75,000 shares of the Company’s common stock to vest over 18 months in four equal installments of 18,750 shares, starting on April 1, 2021. The first installment of 18,750 shares was issued on April 1, 2021. The value of the shares on the issue date was $2.40 per share. On June 2, 2021, the director resigned and forfeited 56,250 shares of restricted common stock awards.

On October 1, 2021, the Company entered into a consulting agreement with a consultant. As compensation, the Company granted 199,309 shares of common stock amounting to $6,206,000 as payment for advisory services. The shares shall vest over tranches of 25% increments, with the first tranche of shares vesting on October 31, 2021. The second, third, and fourth tranches of shares shall vest on December 31, 2021, March 31, 2022, and June 30, 2022, respectively. As of December 31, 2022, issued and vested shares amounted to 199,309. Compensation expenses for the year ended December 31, 2022, amounted to $1,804,000.

On October 20, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 10,000 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 2,500 Shares will vest on the six-month anniversary of the Effective Date, 2,500 Shares will vest on the first-year anniversary of the Effective Date, 2,500 Shares will vest on the eighteen-month anniversary, and the 2,500 Shares will vest on the second-year anniversary of the Effective Date. As of December 31, 2022, issued and vested shares amounted to 5,000. Compensation expenses for the year ended December 31, 2022, amounted to $241,000 of which $44,000 was recorded as an accrued expense.

On October 22, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 5,000 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 1,250 Shares will vest on the six-month anniversary of the Effective Date, 1,250 Shares will vest on the first-year anniversary of the Effective Date, 1,250 Shares will vest on the eighteen-month anniversary, and the 1,250 Shares will vest on the second-year anniversary of the Effective Date. As of December 31, 2022, issued and vested shares amounted to 2,500. Compensation expenses for the year ended December 31, 2022, amounted to $103,000 of which $19,000 was recorded as an accrued expense.

On October 26, 2021, the Company entered into an agreement with an individual to continue service to the Company. As compensation, the consultant was granted 10,000 shares of the Company’s common stock, and all of the Shares shall vest over a period of two (2) years in accordance with the following vesting schedule: 2,500 Shares will vest on the six-month anniversary of the Effective Date, 2,500 Shares will vest on the first-year anniversary of the Effective Date, 2,500 Shares will vest on the eighteen-month anniversary, and the 2,500 Shares will vest on the second-year anniversary of the Effective Date. As of December 31, 2022, issued and vested shares amounted to 5,000. Compensation expenses for the year ended December 31, 2022, amounted to $206,000 of which $39,000 was recorded as an accrued expense.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

The table below summarizes the compensation expense recognized related to the Company’s restricted stock awards for the year ended December 31, 2022:

Directors	$30,000
Consultants	2,351,000
Total	$2,381,000

The table below summarizes the transactions related to the Company’s restricted stock awards for the year ended December 31, 2022:

	Shares	Deferred compensation
Unvested, beginning balance	199,655	$4,182,000
Vested	187,155	3,760,000
Unvested, ending balance	12,500	$422,000

Warrants

In June 2021, the Company issued convertible notes with 956,857 warrants to purchase shares of the Company’s common stock, see Note 8 — Convertible Debentures for more information. The warrants were valued using the Black Scholes option pricing model at a total of $8,851,000 based on the three-year term, volatility of 101.5% - 102.5%, a risk-free equivalent yield of 0.33%-0.48%, and stock price ranging from $13.05 to $25.37. The stock price used was calculated based on the share price equivalent of each share of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information. Volatility used was calculated based on the price of a pool of companies that are in the crypto mining industry and are actively traded in the market. The relative fair value of the warrants used in allocating the proceed of the Convertible Debenture amounted to $4,462,000.

In June 2021, the Company issued as payment for consulting services an aggregate of 120,000 warrants to purchase shares of the Company’s common stock. The exercise price was $0.01, which is considered to be “penny warrants” Therefore, the Black Scholes option pricing model was not used to calculate the fair value of the penny warrants, but instead, the fair value amounting to $1,036,000 was calculated using the share price equivalent of the Company’s common stock based on Sphere 3D’s common stock price in relation to the Merger Agreement, see Note 1 Agreement and Plan Merger for more information.

On December 29, 2021, the Company completed a private placement offering of 111,111 units at a price per unit of $13.50 for an aggregate amount of approximately $1,500,000, each unit consisting of one share of the Company’s common stock and one warrant (“Purchase Warrants”) to purchase one share of the Company’s common stock.

The Purchase Warrants will entitle the holder, for a period of three years from the Closing Date, to purchase one share of the Company’s common stock, or its successor, at an exercise price equal to $0.01 per share, subject to an equitable adjustment for any stock splits, stock dividends or reorganization transactions having a similar effect. The Purchase Warrants will only be exercisable for cash. The Company may force the exercise of the Purchase Warrants if, at any time following the one year anniversary of the Closing Date, (i) the Company is listed on a national securities exchange or international equivalent as determined by the Company’s board of directors, (ii) the underlying common stock is registered or the investors otherwise have the ability to trade the common stock without restriction, (iii) the 30-day volume-weighted daily average price of the common stock exceeds 200% of the exercise price, as adjusted and (iv) the average daily trading volume is at least 250,000 shares of common stock during such 30-day period.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

The following tables summarizes the transactions involving our warrant for the years ended December 31, 2022 and 2021:

	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value	Weighted Average Intrinsic Value
Outstanding – December 31, 2020	—	$—	—	$—	$—
Granted	1,187,968	$15.28	2.24	$1.13	$3.22
Exercised	(70,000)	$0.01	1.00	$8.50	$16.56
Expired	—	$—	—	$—	$—
Outstanding – December 31, 2021	1,117,968	$16.24	2.32	$1.24	$2.39
Vested and exercisable – December 31, 2021	1,117,968	$16.24	2.32	$1.24	$2.39
Unvested and non-exercisable – December 31, 2021	—	$—	—	$—	$—
	Number of Shares	Weighted Average Strike Price/Share	Weighted Average Remaining Contractual Term (Years)	Weighted Average Grant Date Fair Value	Weighted Average Intrinsic Value
Outstanding – December 31, 2021	1,117,968	$16.24	2.32	$1.24	$2.39
Granted	—	$—	—	$—	$—
Exercised	—	$—	—	$—	$—
Expired	50,000	$—	—	$—	$—
Outstanding – December 31, 2022	1,067,968	$17.00	1.39	$1.36	$0.99
Vested and exercisable – December 31, 2022	1,067,968	$17.00	1.39	$1.36	$0.99

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 10 — STOCKHOLDERS’ EQUITY (cont.)

The table below summarizes the transactions related to the Company’s stock-based compensation expense for the years ended December 31, 2022 and 2021:

	2022	2021
Directors
December 10, 2020: 75,000 share grant for common stock(1)	$15,000	$165,000
December 10, 2020: 75,000 share grans for common stock(1)	15,000	165,000
March 21, 2021: 75,000 share grant for common stock(1)		45,000

Consultants
February 9, 2021: 62,340 share grant for common stock(1)	—	150,000
March 10, 2021: 92,000 share grant for common stock(1)	—	221,000
June 2, 2021: 17,964 share grants for series seed II preferred stock(2)	—	214,000
June 3, 2021: 1,859,434 share grant for common stock(3)	1,085,000	3,924,000
October 1, 2021: 199,309 share grant for common stock(3)	1,804,000	4,402,000
October 20, 2021: 10,000 share grant for common stock(3)	241,000	105,000
October 22, 2021: 5,000 share grant for common stock(3)	103,000	45,000
October 26, 2021: 10,000 share grant for common stock(3)	206,000	84,000
April 4, 2022; 500,000 share grant for common stock(3)	2,700,000	—
December 27, 2022: 25,000 share grant for common stock(4)	18,000	—
Stock based compensation expense reversal for June3, 2021 grant	(3,154,000)	—

Other
Common stock issued for compensation to seed stage advisors(1)	—	1,671,000
Common stock issued for compensation to officers and directors(1)	—	7,655,000
Fair value of warrants issued for compensation	—	1,036,000
Officer contributed capital	252,000	250,000
	$3,285,000	$20,132,000

____________

(1)      The respective grant date fair value was estimated to be $2.40 based on the March 16, 2021 private placement.

(2)      The respective grant date fair value was estimated to be $6.68 based on the May 27, 2021 private placement.

(3)      The Company was under a binding agreement to merge with Sphere 3D as of the grant date. Therefore, the respective grant date fair value was estimated to be the per share value based on the exchange ratio as defined in the Merger Agreement, as the Company believes that the Sphere 3D trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Sphere 3D is publicly traded (NASDAQ: ANY).

(4)      The Company was under a binding agreement to merge with Akerna Corp. as of the grant date. Therefore, the respective grant date fair value was estimated to be the per share value based on the exchange ratio as defined in the nonbinding letter of intent, as the Company believes that the Akerna trading is the most readily determinable value in accordance with ASC 718-10-55-10 to 12. Akerna Corp. is publicly traded (NASDAQ: KERN).

NOTE 11 — RELATED PARTY TRANSACTIONS

The Company had transactions with DecentraNet, LLC (“DecentraNet”), a company which is 48% owned by a party related to the Company’s Chairperson. Transactions with DecentraNet are summarized as follows:

On February 9, 2021, the Company granted 62,340 restricted common stock awards amounting to $150,000 to DecentraNet as payment for advisory services. See Note 10 — Stockholders’ Equity for more information.

On March 16, 2021, the Company had a private placement and issued 16,667 shares of common stock to DecentraNet at $2.40 per share totaling $40,000, and paid $64,000 in cash for advisory services provided. On March 26, 2021, the Company and DecentraNet entered into a cancellation and exchange agreement to cancel 16,667 shares of the Company’s common stock in exchange for the issuance of 16,667 shares of the Company’s series seed preferred stock.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 12 — INCOME TAXES

For the period ended December 31, 2022, the Company generated a current income tax provision of $176,000, whereas, for the period ended December 31, 2021, no provision for income taxes had been recorded due to the Company generating net operating losses. Additionally, no deferred income taxes have been recorded due to the uncertainty of the realization of any tax assets. On December 31, 2022, the Company has federal and state net operating loss carryforwards available to offset future taxable income of approximately $6,586,000. For federal purposes, there is an unlimited carryforward period, and for state purposes, the net operating losses begin to expire in 2041.

The income tax (benefit)/expense attributable to loss consisted of the following, for the year ended December 31,

	2022	2021
Current provision for income taxes:
Federal	$176,000	$—
State	—	—
Total current income tax	176,000	—

Deferred tax expense:
Federal	—	—
State	—	—
Total deferred tax	—	—
Total income tax	$176,000	$—

A reconciliation of the federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2022	2021
Taxes calculated at federal rate	21.0%	21.0%
Permanent differences	(4.6)	(2.6)
State tax, net of federal impact	7.4	—
Return to provision	(14.2)	—
Other	0.3	—
Change in valuation allowance	(5.4)	(18.4)
Provision for income taxes	4.5%	—%

The tax effects, rounded to thousands, of temporary differences that give rise to significant portions of the deferred tax assets at December 31, are presented below:

	2022	2021
Deferred tax assets
Net operating loss carryforwards	$1,681,000	$3,431,000
Stock based compensation	3,063,000	1,800,000
Mining equipment	788,000	—
Digital asset Impairment	2,721,000	166,000
Total deferred tax assets	8,253,000	5,397,000

Deferred tax liability
Mining equipment	—	9,000
Realized gain on notes payable	3,084,000	—
Total deferred tax liability	3,084,000	9,000
Net deferred tax assets	5,169,000	5,388,000
Valuation allowance	(5,169,000)	(5,388,000)
Net deferred tax	$—	$—

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 12 — INCOME TAXES (cont.)

Deferred tax assets and liabilities are computed by applying the federal and state income tax rates in effect to the gross amounts of temporary differences and other tax attributes, such as net operating loss carryforwards. In assessing if the deferred tax assets will be realized, the Company considers whether it is more likely than not that some or all of these deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which these deductible temporary differences reverse.

For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on all available evidence, including the Company’s history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets on December 31, 2022, and 2021. During the years ended December 31, 2022, and 2021, the valuation allowance increased by $219,000 and $5,388,000, respectively. The increase was attributable to the increase in our net operating loss carryforwards and several other deferred tax assets. The total valuation allowance results from the Company’s estimate of its inability to recover its net deferred tax assets.

On December 31, 2022, the Company has federal and state net operating loss carryforwards, which are available to offset future taxable income, of approximately $6,586,000 which for federal purposes has an unlimited carryforward period and begins to expire in 2041 for state purposes. These carryforwards may be subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions if the Company experienced one or more ownership changes that would limit the amount of NOL and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Sections 382 and 383, results from transactions increasing ownership of certain stockholders or public groups in the stock of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis. If a change in ownership were to have occurred, NOL and tax credit carryforwards could be eliminated or restricted. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the valuation allowance, limitations created by future ownership changes, if any, will not impact the Company’s effective tax rate.

The Company files income tax returns in the United States and various state jurisdictions. Due to the Company’s carryforward of net operating losses all tax years are open and subject to income tax examination by tax authorities. The Company’s policy is to recognize interest expenses and penalties related to income tax matters as a tax expenses. As of December 31, 2022 and 2021, there are no unrecognized tax benefits, and there are no significant accruals for interest related to unrecognized tax benefits or tax penalties.

The Company is in the process of analyzing its NOL and has not determined if the company has had any change of control issues that could limit the future use of NOL. The NOL carryforwards that were generated after 2017 of approximately $12,335,000 may only be used to offset 80% of future taxable income and are carried forward indefinitely.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 13 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of certain financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate their respective fair values due to the short-term nature of such instruments.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made. The Company had the following financial assets and liabilities as of December 31, 2022:

	Balance as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Marketable securities	$235,000	$235,000	$—	$—
Liabilities
BTC Note	$12,636,000	$12,636,000	$—	$—

NOTE 14 — SUBSEQUENT EVENT

The Company has evaluated subsequent events through the date the financial statements are available to be issued. The Management of the Company determined the following reportable non-adjusting events:

Mining Equipment Purchase Agreement

On January 3, 2023, the Company entered into an agreement with SunnySide Digital, Inc. to purchase twenty-five (25) units of Antminer for $41,250.

Banking Relationship

On March 12, 2023, Signature Bank was closed by the New York State Department of Financial Services, which appointed the Federal Deposit Insurance Corporation (FDIC) as a receiver. All of Signature’s deposit accounts and loans were transferred into Signature Bridge Bank, N.A. On March 19, 2023, Flagstar Bank, N.A. entered into an agreement with FDIC to purchase the deposits and loans from Signature Bridge Bank.

On March 12, 2023, a Joint Statement by the U.S. Treasury, Federal Reserve, and FDIC, and a statement by the Federal Reserve Board, was issued stating that actions were approved, enabling the FDIC to complete its resolutions of Signature Bank in a manner that fully protects all depositors. As of the issuance date of these consolidated financial statements, the Company has full access to its funds deposited with Flagstar Bank.

Resignation

On January 25, 2023, the Company’s chief financial officer resigned and agreed to provide consulting services until February 28, 2023.

Amendment Equipment Loan and Security Agreement

On March 27, 2023, the Company executed an amendment to the BTC Note (“Amendment”). The maturity date was extended from June 2021 to March 2026 and the interest rate was increased to 6% per annum.

Gryphon Digital Mining, Inc.
Notes to the Consolidated Financial Statements
For the Years Ended December 31, 2022 and 2021

NOTE 14 — SUBSEQUENT EVENT (cont.)

The monthly principal and interest payments have been adjusted to be 100% of net monthly mining revenue, defined as, for each calendar month, the sum of (a) all of Borrower’s revenue generated from all Bitcoin generated by the Borrower with the Collateral less (b) the sum of the Borrower SG&A in connection with Bitcoin mining operations, but not to exceed the greater of (x) $100,000 and (y) the amount that is previously preapproved by the Lender in writing for such calendar month; provided, however that, to the extent that SG&A is capped by clause (b) above, any unapplied SG&A may be rolled forward to subsequent months until fully deducted. Notwithstanding the foregoing, unless otherwise approved by Lender, the aggregate amount of SG&A during any rolling twelve-month period shall not exceed $750,000. Provided that if at the end of a fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, if (x) the aggregate principal amount payment received by the Lender for such fiscal quarter exceeds 38.6363638 Bitcoin and (y) the average principal amount payment received by the Lender for each fiscal quarter (commencing fiscal quarter ending June 30, 2023 and through and including the fiscal quarter for which such determination is to be made) exceeds 38.6363638 Bitcoin per fiscal quarter, then, the Borrower shall pay to the Lender 75% of Net Monthly Mining Revenue for the immediately succeeding fiscal quarter (and thereafter, in the following fiscal quarter would shift to 100%).

As consideration for the Amendment, the Company agreed to make a one-time payment of 173.17bitcoins, therefore, reducing the principal balance of bitcoins from 636.81 to 463.64, and a closing fee of $45,000.

Litigation

On or about April 7, 2023, Sphere 3D filed a complaint against the Company in the case styled Sphere 3D Corp. v. Gryphon Digital Mining, Inc., Case No. 23-cv-02954, in the United States District Court for the Southern District of New York (the “Complaint”). The Complaint alleges causes of action for breach of contract, breach of the implied covenant of good faith and fair dealing, and breach of fiduciary duty in connection with the Company’s alleged failure to meet its obligations under the Sphere 3D MSA, and for the Company’s allegedly prioritizing its own interest over Sphere 3D.

In light of the inherent uncertainties involved in such matters and based on the information currently available to the Company, no conclusion has been formed as to whether an unfavorable outcome is either probable or remote, therefore, no opinion is expressed as to the likelihood of an unfavorable outcome or the amount or range of any possible loss to the Company. The Company believes the Complaint is without merit and intends to vigorously defend this lawsuit and will seek dismissal of the lawsuit at the earliest possible opportunity.

In addition, the Complaint alleges two separate data security incidents incurred by the Company on January 27, 2023 and February 1, 2023, the Company was the victim of an email spoofing attack in which a hostile actor impersonated the Chief Financial Officer of Sphere 3D (“CFO”).

A threat actor representing to be the CFO inserted themselves into an email exchange between the CFO and the Company’s CEO, which also included Sphere 3D’s CEO, regarding the transfer of Sphere 3D’s BTC from the Company’s wallet to Sphere 3D’s wallet. The threat actor requested that the BTC be transferred to an alternate wallet. As a result, 26 BTC, with a value of approximately $560,000 at the time, was transferred to a wallet controlled by the threat actor. Via counsel, Gryphon engaged with US Federal law enforcement to recover the BTC. Despite these attempts by law enforcement to recover the BTC, recovery was not possible. Gryphon subsequently wired the commensurate amount in USD to Sphere 3D to make them whole for the stolen BTC. Gryphon also engaged a nationally recognized third-party firm to perform a forensic analysis. The analysis revealed that the threat actor did not enter the email exchange via Gryphon’s IT systems. The Company has also subsequently modified its control systems to protect against any future attempted incursions.